Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
April 22, 2004	(919) 774-6700

THE PANTRY REPORTS SECOND QUARTER FINANCIAL RESULTS

Updates Fiscal 2004 EPS Guidance

Sanford, North Carolina, April 22, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter and six months ended March 25, 2004.

On a GAAP basis, the Company reported a net loss for the second quarter of fiscal 2004 of $14.1 million, or $0.71 per share. The results include early debt extinguishment costs of approximately $23.1 million before taxes ($0.72 per share) related to the refinancing of most of the Company’s debt, as well as approximately $700,000 ($0.02 per share) in expenses related to the Company’s secondary stock offering completed in January. In addition, there was duplicate interest expense on two issues of senior subordinated notes for a one-month period when both were outstanding of approximately $1.7 million ($0.05 per share). Net income excluding these financing-related items was $1.6 million, or $0.08 per share. In the second quarter of fiscal 2003, the Company reported a net loss of $2.4 million, or $0.13 per share.

President and Chief Executive Officer Peter J. Sodini commented, “Overall, results for the second quarter met our internal expectations, and represent the first profit from operations the Company has achieved in over a decade during this seasonally weak period. Gasoline gross profits were somewhat below our internal target, reflecting the rising cost of gasoline. However, gasoline accounts for less than 30% of our total gross profits, and the shortfall was offset by continued strong results in our merchandise business. Our core retail operations are benefiting from our ongoing efforts to upgrade the merchandise mix, as well as from the gasoline branding and supply agreements announced in March 2003. In addition, our acquisition of 138 Golden Gallon stores in October 2003 made a positive net contribution to the quarterly results, as expected.”

The Company’s total revenues for the quarter were $794.4 million, up 18.0% from last year’s second quarter. Total gross profit was $133.2 million, a 17.8% increase from a year ago. Merchandise sales rose 3.3% on a comparable store basis, the Company’s 11th consecutive quarterly gain, and were up 14.9% overall. The merchandise gross margin for the quarter was 33.8%, an 80 basis-point improvement from last year’s second quarter. Total merchandise gross profits were $91.2 million, a 17.7% increase from a year ago.

Comparable store gasoline gallons for the quarter increased 1.2%, with total gallons sold up 16.1%. The average retail price of gasoline increased 3.0% from a year ago, to $1.60 per gallon, and total gasoline revenues rose 19.6%. The gross margin per gallon of 10.5 cents was slightly above the 10.4 cent margin in the corresponding quarter last year. Gasoline gross profits totaled $33.7 million, a 17.1% increase from a year ago.

Through the second quarter, the Company had completed gasoline conversions or image upgrades totaling 366 locations, including 257 stores with BP® or Citgo® gasoline, and 109 stores with the Company’s private label Kangaroo® brand. Plans call for a total of about 1,000 stores to be converted or re-imaged on the gasoline side by the end of fiscal 2005, with concurrent conversions to Kangaroo Express® branding for their merchandise operations.

Mr. Sodini continued, “From a financial management perspective, the second quarter was undoubtedly the most active in The Pantry’s history, as we effectively transformed our capital structure. In January, we completed a secondary offering of 5.75 million shares, totaling $115 million, of the Company’s common stock, increasing our ‘float’ and broadening our stockholder base. In February, we completed a private placement of $250 million in Senior Subordinated Notes at 7.75%, and used the proceeds to redeem outstanding notes with a 10 1/4% coupon. Lastly, we renegotiated our bank credit facilities, providing for borrowings of up to $415 million at an average interest rate approximately 250 basis points lower than the previous debt. In addition to enhancing our ongoing earnings per share, these transactions extended our debt maturities and reduced the required annual principal repayments.”

For the first six months of fiscal 2004, the net loss on a GAAP basis was $9.1 million, or $0.48 per share. Excluding the unusual expenses described above, as well as approximately $600,000 in pre-tax expenses ($0.02 per share) incurred in the first quarter related to the secondary stock offering, net income for the first six months of fiscal 2004 was $6.9 million, or $0.36 per share. That is more than double the net income before cumulative effect of change in accounting principle of $2.6 million, or $0.14 per share, reported for the corresponding period in fiscal 2003. EBITDA for the first half of 2004 was $63.1 million, a 15.6% increase from a year ago. The Company defines EBITDA as net income before interest expense, income taxes, depreciation, amortization, cumulative effect of change in accounting principle and debt extinguishment costs.

Excluding the unusual items described above, the Company currently expects its fiscal 2004 diluted earnings per share will be in a range between $1.48 and $1.58, compared to the previous guidance range of between $1.30 and $1.40. In fiscal 2003, net income per share before cumulative effect of change in accounting principle was $0.82. The new 2004 guidance range essentially represents an increase of $0.18 per share to reflect interest expense savings attributable to the refinancing, with no other net changes to the previous guidance. On a GAAP basis, the Company now expects diluted earnings per share for fiscal 2004 will be in a range of $0.69 to $0.79. EBITDA for fiscal 2004 is expected to be between $155 million and $158 million, consistent with the previous guidance range.

Mr. Sodini concluded, “Our guidance for the full year implies that earnings per share for the second half of fiscal 2004 will be between $1.12 and $1.22, compared with $0.68 for the corresponding period a year ago. This reflects the seasonality of our business and the benefits we expect from the combination of the Golden Gallon acquisition, our refinancing, and the ongoing improvement in our core operations. With the changes in our capital structure and the significant improvement in our projected operating income and cash flow this year, we believe we are positioned to capitalize more fully in the years ahead on our leading market position in the southeastern U.S.”

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Thursday, April 22, 2004 at 10:00 a.m. Eastern Daylight Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until April 29, 2004.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2003 of approximately $2.8 billion. As of March 25, 2004, the Company operated 1,374 stores in ten states under a number of banners including The Pantry®, Kangaroo Express®, Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, financial results or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the success of the Company’s recent operational initiatives; fluctuations in domestic and global petroleum and gasoline markets; wholesale cost increases of tobacco; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the ability of the Company to take advantage of synergies in connection with its recent Golden Gallon® acquisition; the actual operating results of Golden Gallon®; capital markets and the Company’s access to capital; increases in interest rates; financial leverage and debt covenants; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 22, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 25, 2004	March 27, 2003	March 25, 2004	March 27, 2003
Revenues:
Merchandise	$269,795	$234,900	$539,820	$477,240
Gasoline	516,280	431,719	990,571	833,652
Commissions	8,312	6,825	15,331	13,529

Total revenues	794,387	673,444	1,545,722	1,324,421

Cost of sales:
Merchandise	178,621	157,405	356,491	319,972
Gasoline	482,539	402,910	915,894	765,329

Total cost of sales	661,160	560,315	1,272,385	1,085,301

Gross profit	133,227	113,129	273,337	239,120

Operating expenses:
Operating, general and administrative	105,443	92,323	210,570	185,464
Depreciation and amortization	13,533	13,098	27,608	25,605

Total operating expenses	118,976	105,421	238,178	211,069

Income from operations	14,251	7,708	35,159	28,051

Other income (expense):
Extinguishment of debt	(23,086)	—	(23,086)	—
Interest expense	(14,167)	(12,042)	(27,308)	(24,815)
Miscellaneous	105	507	367	941

Total other expense	(37,148)	(11,535)	(50,027)	(23,874)

Income before income taxes	(22,897)	(3,827)	(14,868)	4,177
Income tax benefit (expense)	8,815	1,474	5,724	(1,610)

Net income before cumulative effect	(14,082)	(2,353)	(9,144)	2,567

Cumulative effect of change in accounting principle	—	—	—	(3,482)

Net income	$(14,082)	$(2,353)	$(9,144)	$(915)

Earnings per share:
Net income per diluted share	$(0.71)	$(0.13)	$(0.48)	$(0.05)
Net income per diluted share before cumulative effect	$(0.71)	$(0.13)	$(0.48)	$0.14

Selected financial data:
EBITDA	$27,889	$21,313	$63,134	$54,597
Net cash provided by operating activities	$6,210	$11,622	$7,412	$1,565
Merchandise gross profit	$91,174	$77,495	$183,329	$157,268
Merchandise margin	33.8%	33.0%	34.0%	33.0%
Gasoline gallons	321,805	277,129	647,385	560,963
Gasoline gross profit	$33,741	$28,809	$74,677	$68,323
Gasoline margin per gallon	$0.1048	$0.1040	$0.1154	$0.1218
Gasoline retail per gallon	$1.60	$1.56	$1.53	$1.49

Comparable store data:
Merchandise sales %	3.3%	2.5%	3.0%	2.9%
Gasoline gallons %	1.2%	-0.2%	2.3%	-0.5%

Number of stores:
End of period	1,374	1,274	1,374	1,274
Weighted-average store count	1,380	1,278	1,370	1,281

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 25, 2004	September 25, 2003
Assets
Cash and cash equivalents	$50,991	$72,901
Receivables, net	35,828	30,423
Inventories	94,321	84,156
Other current assets	19,213	12,673

Total current assets	200,353	200,153

Property and equipment, net	412,458	400,609
Goodwill, net	337,998	278,629
Other	36,191	34,774

Total assets	$987,000	$914,165

Liabilities and shareholders’ equity
Current maturities of long-term debt	$12,039	$27,558
Current maturities of capital lease obligations	1,375	1,375
Accounts payable	91,194	78,885
Other accrued liabilities	53,296	74,881

Total current liabilities	157,904	182,699

Long-term debt	583,025	470,011
Environmental expenses	14,226	13,823
Deferred income taxes	44,291	50,015
Deferred revenue	33,486	37,251
Capital lease obligations	15,106	15,779
Other	19,820	15,922
Total shareholders’ equity	119,142	128,665

Total liabilities and shareholders’ equity	$987,000	$914,165

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measure

(In thousands)

	Quarter Ended		Six Months Ended
	March 25, 2004	March 27, 2003	March 25, 2004	March 27, 2003
EBITDA	$27,889	$21,313	$63,134	$54,597

Interest expense	(37,253)	(12,042)	(50,394)	(24,815)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principle)	24,499	810	25,390	2,095

Changes in operating assets and liabilities, net:
Assets	(4,756)	(4,766)	(5,409)	(644)
Liabilities	(4,169)	6,307	(25,309)	(29,668)

Net cash provided by (used in) operating activities	$6,210	$11,622	$7,412	$1,565

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year, 2004 Guidance Range
EBITDA	$155,000	$158,000

Interest expense	(72,490)	(72,490)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, and income taxes)	24,237	24,237

Changes in operating assets and liabilities, net	5,364	5,364

Net cash provided by operating activities	$112,111	$115,111